Exhibit 99.2

CERTIFICATION OF THE PRINCIPAL FINANCIAL OFFICER

PURSUANT TO 31 C.F.R. § 30.15,

I, Edward J. Schneider, Chief Financial Officer of Annapolis Bancorp, Inc., certify, based on my knowledge, that:

(i) The compensation committee of Annapolis Bancorp, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, “2011”, the senior executive officer (“SEO”) compensation plans and the employee compensation plans and the risks these plans pose to Annapolis Bancorp, Inc.;

(ii) The compensation committee of Annapolis Bancorp, Inc. has identified and limited during 2011 any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Annapolis Bancorp, Inc., and during that same applicable period has identified any features of the employee compensation plans that pose risks to Annapolis Bancorp, Inc. and has limited those features to ensure that Annapolis Bancorp, Inc. is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during 2011, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Annapolis Bancorp, Inc. to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of Annapolis Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Annapolis Bancorp, Inc. will provide a narrative description of how it limited during any part of 2011 the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Annapolis Bancorp, Inc.;

(B) Employee compensation plans that unnecessarily expose Annapolis Bancorp, Inc. to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Annapolis Bancorp, Inc. to enhance the compensation of an employee;

(vi) Annapolis Bancorp, Inc. has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of 2011 if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Annapolis Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of 2011;

(viii) Annapolis Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of 2011;

(ix) Annapolis Bancorp, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of 2011; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with similar level of responsibility were properly approved;

(x) Annapolis Bancorp, Inc. will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of 2011;

(xi) Annapolis Bancorp, Inc. will disclose the amount, nature, and justification for the offering during any part of 2011; of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) Annapolis Bancorp, Inc. will disclose whether Annapolis Bancorp, Inc., the board of directors of Annapolis Bancorp, Inc., or the compensation committee of Annapolis Bancorp, Inc. has engaged during any part of 2011; a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Annapolis Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of 2011;

(xiv) Annapolis Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Annapolis Bancorp, Inc. and Treasury, including any amendments;

(xv) Annapolis Bancorp, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Date: March 26, 2012

/s/ Edward J. Schneider
Edward J. Schneider
Chief Financial Officer